Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact:
Emily Anderson/Aspect
Office: 617-559-7032
Mobile: 617-515-2000
eanderson@aspectms.com
ASPECT MEDICAL SYSTEMS ANNOUNCES ORGANIZATIONAL CHANGES ON SENIOR
MANAGEMENT TEAM
—Boudewijn Bollen to transition to senior advisor role; Bill Floyd to be promoted to executive vice president of worldwide sales and marketing
     Norwood, MA —August 7, 2007 —Aspect Medical Systems, Inc. (NASDAQ: ASPM) today announced that Boudewijn Bollen will retire from his role as president of international operations during the first quarter of 2008. After this time, Bollen will serve on a part-time basis as a senior company advisor and will remain a member of the board of directors. Bill Floyd, vice president of sales and marketing for Aspect, will work with Bollen throughout a transition period starting in September 2007, and will be promoted to executive vice president of worldwide sales and marketing upon Bollen’s retirement.
     “Boudewijn and Bill have a unique understanding of the consciousness monitoring market and have worked together for more than five years to lead sales and marketing efforts that have established the role of BIS monitoring in the United States and abroad,” announced Nassib Chamoun, president and CEO of Aspect. “Bill’s knowledge-base and experience position him well for this expanded role and we look forward to his continued contributions as vice president of worldwide sales and marketing.”
     Chamoun continued, “As we make this transition, we would like to recognize Boudewijn’s numerous contributions while leading the international team for the past five years. He has built an extraordinary team of professionals who have more than tripled the international revenue and installed base for BIS during his tenure. This team is responsible for making BIS technology available in more than 160 countries across the globe. I am pleased that we will continue to have access to Boudewijn’s expertise and leadership as he serves as an advisor and board member.”
About Aspect Medical Systems, Inc.
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Aspect Medical Systems Announces Organizational Changes on Senior Management Team

     Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 21 million patients and has been the subject of more than 2,800 published articles and abstracts. BIS technology is installed in approximately 80 percent of hospitals listed in the July 2007 U.S News and World Report ranking of America’s Best Hospitals and in approximately 58 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 17 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with eight leading manufacturers of patient monitoring systems. For more information, visit Aspect’s web site at http://www.aspectmedical.com .
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements concerning the expected transition of Boudewijn Bollen and Bill Floyd. There are a number of important factors that could cause actual results to differ materially from those indicated by these forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, each as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
BIS, the BIS logo and Bispectral Index are trademarks of Aspect Medical Systems, Inc. and are registered in the USA, EU and other countries. BISx, Power Link and BIS Ready are trademarks of Aspect Medical Systems, Inc. All other trademarks, service marks and company names are the property of their respective owners.
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